First Choice Bancorp Announces Participation in Upcoming Investor Conferences

Cerritos, CA, November 1, 2019 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) today announced that members of its executive management team will attend and participate in the following investor conferences during the month of November 2019:

Hovde Group 2019 Community Bank Investor Conference

Scottsdale, Arizona

November 4-5, 2019

Piper Jaffray Western Bank Symposium

Santa Monica, California

November 7, 2019

At these conferences, the Company’s executive management team plans to hold a series of meetings with institutional investors at which they will discuss and present certain information contained in an investor presentation that will also be made available on the Company’s investor relations website under the tab “News & Events” and then navigating to “Presentations.”

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of, and the registered bank holding company for, First Choice Bank. As of September 30, 2019, First Choice Bancorp had total consolidated assets of $1.66 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small- to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 9 full-service branches, and 2 lending offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

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Contact:

First Choice

Robert M. Franko, 562.345.9241

President & Chief Executive Officer